Exhibit 10.3

2021 Genworth Financial, Inc. Omnibus Incentive Plan 2023-2025

Performance Stock Unit Award Agreement

Dear #ParticipantName#:

You have been selected to receive a Performance Stock Unit Award (“Award”) under the 2021 Genworth Financial, Inc. Omnibus Incentive Plan (the “Plan”), on the terms and conditions set forth below. This Award Agreement and the Plan together govern your rights under this Award and set forth all of the conditions and limitations affecting such rights. Unless the context otherwise requires, capitalized terms used in this Award Agreement shall have the meanings ascribed to them in the Plan. If there is any inconsistency between the terms of this Award Agreement and the terms of the Plan, the Plan’s terms shall supersede and replace the conflicting terms of this Award Agreement.

1.

Grant of Performance Stock Units. You are hereby granted performance stock units (“Units”), representing the right to earn, on a one-for-one basis, Shares of Genworth Financial, Inc. (together with its affiliates, the “Company”) Class A common stock (“Shares”), all in accordance with the terms of this Award Agreement, the Plan, and any rules and procedures adopted by the Management Development and Compensation Committee of the Genworth Financial, Inc. Board of Directors (the “Committee”). The Units represent the right to earn from 0% to 200% of the Target Award, based on (i) your continued future employment, and (ii) the Company’s level of achievement of the Performance Goals during the Performance Period, in accordance with the terms of this Award Agreement.

a.	Grant Date. The “Grant Date” of your Units is #GrantDate#.

b.	Target Award. The “Target Award” of Shares subject to this Award is #QuantityGranted#.

c.	Performance Goals. The “Performance Goals” are as set forth on Exhibit A.

d.	Performance Period. The “Performance Period” is as set forth on Exhibit A with respect to each Performance Goal.

2.

Agreement to Participate. By accepting this Award, you acknowledge that you have reviewed the Plan and this Award Agreement, and you fully understand all of your rights under the Plan and this Award Agreement, the Company’s remedies if you violate the terms of this Award Agreement, and all of the terms and conditions which may limit your eligibility to retain and receive the Units and/or Shares issued pursuant to the Plan and this Award Agreement. The Plan and the accompanying prospectus are available for your reference on the stock plan administrator’s website. You may also request a copy of the Plan or the prospectus at any time by contacting Human Resources at the address or telephone number set forth in Section 12(a).

You may accept this Award Agreement by accessing and following the procedures set forth on the stock plan administrator’s website. If you do not wish to accept the Units and participate in the Plan and be subject to the provisions of the Plan and this Award Agreement, please contact the Human Resources Department, Genworth Financial, Inc., 6620 W. Broad Street, Richmond, VA 23230, or at (804) 281-6000, within thirty (30) days of receipt of this Award Agreement. If you do not respond within thirty (30) days of receipt of this Award Agreement, the Award Agreement is deemed accepted. If you choose to participate in the Plan, you agree to abide by all of the governing terms and provisions of the Plan and this Award Agreement.

3.

Earning and Vesting of Units. The Units shall not provide you with any rights or interests therein until the Units have been earned and vested. Not later than March 15 following the end of the Performance Period (the “Vesting Date”), the Committee shall determine and certify the level of achievement of the Performance Goals and determine the number of Units earned and vested (“Confirmed Units”). Any Units that fail to vest in accordance with the terms of this Award Agreement will be forfeited and reconveyed to the Company without further consideration or any act or action by you.

4.

Conversion to Shares. The Confirmed Units shall automatically convert to Shares on the Vesting Date (the “Conversion Date”). These Shares will be registered on the books of the Company in your name as of the Conversion Date.

If for any reason the Committee is unable to certify the level of achievement of the Performance Goals by March 15 following the end of the Performance Period, then the Vesting Date shall be March 15 following the end of the Performance Period, but the determination of the number of Confirmed Units and the Conversion Date shall be delayed, in the discretion of the Committee, for such period as may be required for the Committee to certify the level of achievement of the Performance Goals, but in no event shall the Conversion Date extend beyond December 31 following the end of the Performance Period.

5.

Treatment of Units Upon Termination of Employment. Subject to Section 6 below, the Units shall be immediately and automatically cancelled upon termination of your service with the Company prior to the Vesting Date, for any reason other than (i) a “Layoff,” as such term is defined or described in the Genworth Layoff Payment Plan (a “Layoff”), (ii) your death or Total Disability, or (iii) Retirement. If your service with the Company terminates prior to the Vesting Date as a result of (i) a Layoff, (ii) your death or Total Disability, or (iii) Retirement, then the Award shall vest as of your termination date, and you (or your estate, in the event of your death) shall receive a pro rata payout on the regular Conversion Date following completion of the Performance Period, determined by multiplying the Confirmed Units that otherwise would have paid out based on actual performance for the entire Performance Period, multiplied by a fraction, the numerator of which is the number of days elapsed from the first day of the Performance Period until the date of your termination, and the denominator of which is the number of days in the Performance Period.

For purposes of this Award Agreement, the following terms shall have the following meanings:

“Retirement” shall mean your resignation other than for Cause on or after the date on which you have attained age sixty (60) and accumulated five (5) or more years of “continuous service” as defined under the Company’s “Continuous Service Policy” or equivalent.

“Total Disability” shall mean a permanent disability that would make you eligible for benefits under the long-term disability program maintained by the Company (without regard to any time period during which the disabling condition must exist) or in the absence of any such program, such meaning as the Committee shall determine.

6.	Change of Control. In the event of a Change of Control of the Company (as defined in the Plan), the Units shall be treated as set forth in this Section 6.

a.

Qualifying Change of Control and Awards are Not Assumed. Upon the occurrence of a Qualifying Change of Control (as defined below) in which the Successor Entity fails to Assume and Maintain this Award of Units, the Units shall immediately vest as of the effective date of such Qualifying Change of Control; shall be deemed earned based on an assumed achievement of all relevant Performance Goals at “target” levels; shall be distributed or paid to you in full within thirty (30) days following the date of the Qualifying Change of Control in cash, Shares (based on the value of the Shares as of the effective date of the Change of Control), other securities, or any combination, as determined by the Committee; and shall thereafter terminate, provided that the circumstances giving rise to such Qualifying Change of Control meet the definition of a “change in control event” under Code Section 409A.

b.

Employment Termination without Cause or for Good Reason within 12 Months of a Qualifying Change of Control. If a Qualifying Change of Control occurs and the Successor Entity Assumes and Maintains this Award of Units, and if your service with the Successor Entity and its Affiliates is terminated by the Successor Entity or one of its Affiliates without Cause (other than such termination resulting from your death or Total Disability) or by you for Good Reason (as such terms are defined below) within twelve (12) months following the effective date of such Qualifying Change of Control, then the Units shall immediately vest as of the date of termination of your service with the Successor Entity and its Affiliates; shall be deemed earned based on an assumed achievement of all relevant Performance Goals at “target” levels; shall be distributed or paid to you in full, subject to Section 6(d), within thirty (30) days following the date of termination of your service with the Successor Entity and its Affiliates; and shall thereafter terminate.

c.

Employment Termination without Cause or for Good Reason within 12 Months of a Non- Qualifying Change of Control. If a Non-Qualifying Change of Control (as defined below) occurs and if your service with the Company is terminated by the Company without Cause (other than such termination resulting from your death or Total Disability) or by you for Good Reason within twelve (12) months following the effective date of the Non-Qualifying Change of Control, then the Units shall immediately vest as of the date of termination of your service with the Company; shall be deemed earned based on an assumed achievement of all relevant Performance Goals at “target” levels; shall be distributed or paid to you in full, subject to Section 6(d), within thirty (30) days following the date of termination of your service with the Company l; and shall thereafter terminate.

d.

Delay in Payment in Certain Circumstances. If the Units become vested upon your separation from service pursuant to Sections 6(b) or 6(c) during a period in which you are a “specified employee” (as defined below), then, to the extent delivery of Shares would constitute non-exempt “deferred compensation” under Section 409A of the Code, your right to receive the Shares will be delayed until the earlier of your death or the first day of the seventh month following your separation from service.

e.	Defined Terms. For purposes of this Award Agreement:

(i)	“Business Unit Sale” shall mean the Company’s sale or disposition of all or any portion of a business unit.

(ii)

“Cause” shall mean (i) your willful and continued failure to substantially perform your duties with the Company (other than any such failure resulting from your Total Disability); (ii) your commission, conviction or pleading guilty or nolo contendere (or any similar plea or admission) to any felony or any act of fraud, misappropriation or embezzlement; (iii) your willful engagement in conduct (other than conduct covered under clause (i) above) which, in the good faith judgment of the Committee, is injurious to the Company, monetarily or otherwise; or (iv) your material violation or breach of any Company policy, or any noncompetition, confidentiality, or other restrictive covenant with respect to the Company, that applies to you; provided, however, that for purposes of clauses (i) and (ii) of this definition, no act, or failure to act, on your part shall be deemed “willful” unless done, or omitted to be done, by you not in good faith and without reasonable belief that the act, or failure to act, was in the best interests of the Company.

(iii)

“Good Reason” shall mean any material reduction in the aggregate value of your cash compensation (i.e., base salary and target cash bonus), or a substantial reduction in the aggregate value of benefits provided to you; provided, however, that Company-initiated across-the-board reductions in compensation or benefits affecting all similarly situated employees shall alone not be considered Good Reason.

(iv)

“Non-Qualifying Change of Control” shall mean a Change of Control of the Company (as defined in the Plan) that results from a Business Unit Sale, provided that following such Change of Control (i) the Company remains in existence as a publicly-traded company (separate and apart from any Successor Entity resulting from the Change of Control, and regardless of whether the Company continues to use the name “Genworth Financial, Inc.” or a different name), (ii) your employment with the Company is not terminated by the Company without Cause in connection with the Change in Control, and (iii) the Units subject to this Award Agreement remain outstanding.

(v)	“Qualifying Change of Control” shall mean a Change of Control of the Company (as defined in the Plan) that is not a Non-Qualifying Change of Control.

(vi)

“Specified Employee” shall have has the meaning given such term in Internal Revenue Code Section 409A and the final regulations thereunder (“Final 409A Regulations”), provided, however, that, as permitted in the Final 409A Regulations, the Company’s Specified Employees and its application of the six-month delay rule of Section 409A(a)(2)(B)(i) shall be determined in accordance with rules adopted by the Company’s Board of Directors or a committee thereof, which shall be applied consistently with respect to all nonqualified deferred compensation arrangements of the Company, including this Award Agreement.

7.	Restrictive Covenants. As a condition to receiving payment of the Award, you agree to the following:

a.

Non-Disparagement. Subject to any obligations you may have under applicable law, you will not make or cause to be made any statements that disparage, are inimical to, or damage the reputation of the Company or any of its agents, officers, directors or employees. Nothing in this section shall limit your ability to provide truthful testimony or information in response to a subpoena, court order, or investigation by a government agency.

b.

Non-Solicitation of Customers or Clients. Unless waived in writing by the most senior Human Resources officer of the Company (or his or her successor), you will not, during and for a period of 12 months following the cessation of your employment with the Company for any reason, directly or through another person, solicit or contact any of the customers or clients of the Company with whom you had material contact during your employment, regardless of the location of such customers or clients, for the purpose of engaging in, providing, marketing, or selling any services or products that are competitive with the services and products being offered by the Company.

c.

Non-Solicitation of Company Employees. Unless waived in writing by the most senior Human Resources officer of the Company (or his or her successor), you will not, during and for a period of 12 months following the cessation of your employment with the Company, directly or through another person, solicit or encourage any director, agent or employee of the Company to terminate his or her employment or other engagement with the Company.

8.

Payment of Taxes. The Company has the authority and the right to deduct or withhold, or require you to remit to the employer, an amount sufficient to satisfy federal, state, and local taxes (including your FICA obligation), domestic or foreign, required by law to be withheld with respect to any taxable event arising as a result of the vesting or payment of this Award. With respect to such withholding, the employer may satisfy the tax withholding requirement by withholding Shares having a Fair Market Value as of the date that the amount of tax to be withheld is to be determined equal to the amount required to be withheld in accordance with applicable tax requirements, all in accordance with such procedures as the Committee establishes. The obligations of the Company under this Award Agreement will be conditional on such payment or arrangements, and the Company will, to the extent permitted by law, have the right to deduct in cash or Shares any such taxes from any payment of any kind otherwise due to you.

9.

Nontransferability. This Award may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated (“Transfer”), other than by will or by the laws of descent and distribution, except as provided in the Plan. If any prohibited Transfer, whether voluntary or involuntary, of the Award is attempted to be made, or if any attachment, execution, garnishment, or lien shall be attempted to be issued against or placed upon this Award, your right to receive any payment pursuant to the terms of this Award shall immediately and automatically be forfeited, and this Award Agreement shall be null and void.

10.

Administration. This Award Agreement and your rights hereunder are subject to all the terms and conditions of the Plan, as the same may be amended from time to time, as well as to such rules and regulations as the Committee may adopt for administration of the Plan. It is expressly understood that the Committee is authorized to administer, construe, and make all determinations necessary or appropriate to the administration of the Plan and this Award Agreement, all of which shall be binding upon you. The Committee’s interpretation of the Plan and this Award Agreement, and all decisions and determinations by the Committee with respect to the Plan and this Award Agreement, shall be final, binding, and conclusive on all parties.

11.

Limitation of Rights. The Units do not confer to you or your beneficiary, executors or administrators any rights of a stockholder of the Company unless and until Shares are in fact issued to such person in connection with the Units. This Award Agreement shall not confer upon you any right to continuation of employment by the Company, nor shall this Award Agreement interfere in any way with the Company’s right to terminate your employment at any time.

12.	Plan; Prospectus and Related Documents; Electronic Delivery.

a.

A copy of the Plan is available for your reference on the stock plan administrator’s website and will be furnished upon written or oral request made to the Human Resources Department, Genworth Financial, Inc., 6620 W. Broad Street, Richmond, VA 23230, or telephone (804) 281-6000.

b.

As required by applicable securities laws, the Company is delivering to you a prospectus in connection with this Award, which delivery is being made electronically. A paper copy of the prospectus may also be obtained without charge by contacting the Human Resources Department at the address or telephone number listed above. By accepting this Award Agreement, you shall be deemed to have consented to receive the prospectus electronically.

c.

The Company will deliver to you electronically a copy of the Company’s Annual Report to Stockholders for each fiscal year, as well as copies of all other reports, proxy statements and other communications distributed to the Company’s stockholders. You will be provided notice regarding the availability of each of these documents, and such documents may be accessed by going to the Company’s website at www.genworth.com and clicking on “Investors” and then “SEC Filings & Financial Reports” (or, if the Company changes its web site, by accessing such other web site address(es) containing investor information to which the Company may direct you in the future) and will be deemed delivered to you upon posting or filing by the Company. Upon written or oral request, paper copies of these documents (other than certain exhibits) may also be obtained by contacting the Company’s Human Resources Department at the address or telephone number listed above or by contacting the Investor Relations Department, Genworth Financial, Inc., 6620 W. Broad Street, Richmond, VA 23230, or telephone (804) 281-6000.

d.

By accepting this Award, you agree and consent, to the fullest extent permitted by law, in lieu of receiving documents in paper format to accept electronic delivery of any documents that the Company may be required to deliver in connection with this Award and any other Awards granted to you under the Plan. Electronic delivery of a document may be via a Company e-mail or by reference to a location on a Company intranet or internet site to which you have access.

13.

Amendment, Modification, Suspension, and Termination. Subject to the terms of the Plan, this Award Agreement may be modified or amended by the Committee; provided that no such amendment shall materially and adversely affect your rights hereunder without your consent. Notwithstanding the foregoing, you hereby expressly agree to any amendment to the Plan and this Award Agreement to the extent necessary to comply with applicable law or changes to applicable law (including, but not limited to, Code Section 409A) and related regulations or other guidance and federal securities laws.

14.

Entire Agreement; Plan Controls. This Award Agreement, the Plan, and the rules and procedures adopted by the Committee contain all of the provisions applicable to the Award and no other statements, documents or practices may modify, waive or alter such provisions unless expressly set forth in writing, signed by an authorized officer of the Company and delivered to you. In the event of any actual or alleged conflict between the provisions of the Plan and the provisions of this Award Agreement, the provisions of the Plan shall be controlling and determinative.

15.	Compensation Recoupment Policy. This Award shall be subject to any compensation recoupment policy of the Company that is applicable by its terms to you and to Awards of this type.

16.	Successors. This Award Agreement shall be binding upon any successor of the Company, in accordance with the terms of this Award Agreement and the Plan.

Please refer any questions you may have regarding your Performance Stock Unit Award to the Executive Vice President of Human Resources.

Acceptance Date: #AcceptanceDate#